SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A*

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)*

International Paper Company
(Name of Issuer)

COMMON STOCK, PAR VALUE $1.00 per share
(Title of Class of Securities)

460146103
(CUSIP Number)

December 31, 2010
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

______________________________
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

(Continued on following pages)

(Page 1 of 18 Pages)

CUSIP No. 460146103	13G/A	Page 2 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Capital Management, L.P. ("TPG-Axon Management")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,300,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,300,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%*
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 3 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners GP, L.P. ("PartnersGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,300,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,300,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%*
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 4 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon GP, LLC ("GPLLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,300,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,300,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%*
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 5 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners, LP ("TPG-Axon Domestic")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,457,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,457,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,457,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%*
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 6 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,843,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,843,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 7 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International, L.P. ("TPG-Axon International")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,843,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,843,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 8 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TPG-Axon International GP, LLC ("InternationalGP")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,843,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,843,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,843,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 9 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh LLC ("Singh LLC")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,300,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,300,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%*
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 10 of 18 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dinakar Singh ("Mr. Singh")
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 6,300,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 6,300,000 shares of Common Stock
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,300,000 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4%*
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 460146103	13G/A	Page 11 of 18 Pages

Item 1 .

	(a)	NAME OF ISSUER: International Paper Company

	(b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

6400 Poplar Avenue
Memphis, TN 38197

Item 2.

	2(a).	NAME OF PERSON FILING:

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)
TPG-Axon Capital Management, L.P. ("TPG-Axon Management"), a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A held by TPG-Axon Partners, LP ("TPG-Axon Domestic") and TPG-Axon International, L.P. ("TPG-Axon International," and together with TPG-Axon Domestic the "Funds").

(ii)
TPG-Axon Partners GP, L.P. ("PartnersGP"), a Delaware limited partnership, which serves as the general partner of TPG-Axon Domestic and the managing member of InternationalGP, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

(iii)
TPG-Axon GP, LLC ("GPLLC"), a Delaware limited liability company, which serves as the general partner of TPG-Axon Management and PartnersGP, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

(iv)	TPG-Axon Domestic, a Delaware limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(v)
TPG-Axon Partners (Offshore), Ltd. (“TPG-Axon Offshore”), a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G/A indirectly held by it through its subsidiary, TPG-Axon International.

(vi)	TPG-Axon International, a Cayman Islands exempted limited partnership, with respect to the Shares reported in this Schedule 13G/A directly held by it.

(vii)
TPG-Axon International GP, LLC (“InternationalGP”), a Delaware limited liability company, which serves as the general partner of TPG-Axon International, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by TPG-Axon International.

CUSIP No. 460146103	13G/A	Page 12 of 18 Pages

(viii)
Dinakar Singh LLC ("Singh LLC"), a Delaware limited liability company which serves as the managing member of GPLLC, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

(ix)
Dinakar Singh ("Mr. Singh"), an individual who serves as the managing member of Singh LLC, with respect to the Shares reported in this Schedule 13G/A managed by TPG-Axon Management and held by the Funds.

(b)	ADDRESS PF PRINCIPAL OFFICE:

(All, except TPG-Axon	TPG-Axon Offshore
Offshore and TPG-Axon
International)

888 Seventh Avenue	c/o Goldman Sachs (Cayman) Trust Limited
38th Floor	PO Box 896GT, Harbour Centre, 2nd Floor
New York, New York 10019	George Town, Grand Cayman
Cayman Islands, BWI

TPG-Axon International

c/o Walkers Corporate Services Limited
87 Mary Street, George Town
Grand Cayman KY1-9005
Cayman Islands

(c)
Citizenship: Delaware (all, except TPG-Axon Offshore, TPG-Axon International and Mr. Singh); TPG-Axon Offshore: Cayman Islands; TPG-Axon International: Cayman Islands; Mr. Singh is a United States citizen.

(d)	Title of Class of Securities: Common Stock, par value $1.00 per share (the "Shares")

(e)	CUSIP Number: 460146103

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

CUSIP No. 460146103	13G/A	Page 13 of 18 Pages

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box: ☒

Item 4.	OWNERSHIP.

TPG-Axon Management, as investment manager to TPG-Axon Domestic, TPG-Axon Offshore and TPG-Axon International, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon International.  InternationalGP is the general partner of TPG-Axon International.  PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP.  GPLLC is the general partner of PartnersGP and TPG-Axon Management.  Singh LLC is a managing member of GPLLC.  Mr. Singh, an individual, is the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon International.

Each of Singh LLC, GPLLC, PartnersGP, InternationalGP, TPG-Axon Offshore and Mr. Singh disclaim beneficial ownership of all of the shares of Common Stock reported in this 13G/A.

A.	TPG-Axon Management
	(a)	Amount beneficially owned: 6,300,000 shares of Common Stock
	(b)	Percent of class: 1.4%.*

(*All percentages of beneficial ownership reported in this Schedule 13G/A are based on the 437,456,223 outstanding shares of Common Stock reported in the Issuer's form 10Q for the quarterly period ended September 30, 2010.)

	(c)	Number of shares as to which the person has:

CUSIP No. 460146103	13G/A	Page 14 of 18 Pages

(i)	Sole power to vote or direct the vote:
0
(ii)	Shared power to vote or direct the vote:
6,300,000 shares of Common Stock
(iii)	Sole power to dispose or direct the disposition:
0
(iv)	Shared power to dispose or direct the disposition of:
6,300,000 shares of Common Stock

B.	PartnersGP
	(a)	Amount beneficially owned: 6,300,000 shares of Common Stock
	(b)	Percent of class: 1.4%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
6,300,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
6,300,000 shares of Common Stock

C.	GPLLC
	(a)	Amount beneficially owned: 6,300,000 shares of Common Stock
	(b)	Percent of class: 1.4%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
6,300,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
6,300,000 shares of Common Stock

D.	TPG-Axon Domestic
	(a)	Amount beneficially owned: 2,457,000 shares of Common Stock
	(b)	Percent of class: 0.6%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
2,457,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
2,457,000 shares of Common Stock

CUSIP No. 460146103	13G/A	Page 15 of 18 Pages

E.	TPG-Axon Offshore
	(a)	Amount beneficially owned: 3,843,000 shares of Common Stock
	(b)	Percent of class: 0.9%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
3,843,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
3,843,000 shares of Common Stock

F.	TPG-Axon International
	(a)	Amount beneficially owned: 3,843,000 shares of Common Stock
	(b)	Percent of class: 0.9%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
3,843,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
3,843,000 shares of Common Stock

G.	InternationalGP
	(a)	Amount beneficially owned: 3,843,000 shares of Common Stock
	(b)	Percent of class: 0.9%
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
3,843,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
3,843,000 shares of Common Stock

H.	Singh LLC
	(a)	Amount beneficially owned: 6,300,000 shares of Common Stock
	(b)	Percent of class: 1.4%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
6,300,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0

CUSIP No. 460146103	13G/A	Page 16 of 18 Pages

(iv)	Shared power to dispose or direct the disposition:
6,300,000 shares of Common Stock

I.	Mr. Singh
	(a)	Amount beneficially owned: 6,300,000 shares of Common Stock
	(b)	Percent of class: 1.4%*
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or direct the vote:
0
		(ii)	Shared power to vote or direct the vote:
6,300,000 shares of Common Stock
		(iii)	Sole power to dispose or direct the disposition:
0
		(iv)	Shared power to dispose or direct the disposition:
6,300,000 shares of Common Stock

Item 5.
OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN 5 PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

See Item 4.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 460146103	13G/A	Page 17 of 18 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 6, 2011

TPG-Axon Capital Management, L.P.
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners GP, L.P.
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon GP, LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon Partners, LP
By:	TPG-Axon Partners GP, L.P., general partner
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

CUSIP No. 460146103	13G/A	Page 18 of 18 Pages

TPG-Axon Partners (Offshore), Ltd.

By:	/s/ Dinakar Singh
Dinakar Singh
Director

TPG-Axon International, L.P.
By:	TPG-Axon International GP, LLC, general partner
By:	TPG-Axon Partners GP, L.P., managing member
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

TPG-Axon International GP, LLC
By:	TPG-Axon Partners GP, L.P., managing member
By:	TPG-Axon GP, LLC, general partner

By:	/s/ Dinakar Singh
Dinakar Singh
Chief Executive Officer

Dinakar Singh LLC

By:	/s/ Dinakar Singh
Dinakar Singh
Managing Member

/s/ Dinakar Singh
Dinakar Singh